EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on this Form S-8 pertaining to the TeleCommunication Systems, Inc. Amended and Restated Stock Incentive Plan and the TeleCommunication Systems, Inc. Second Amended and Restated Employee Stock Purchase Plan, of our reports dated March 8, 2010, with respect to the consolidated financial statements and schedule of TeleCommunication Systems, Inc. and the effectiveness of internal control over financial reporting of TeleCommunication Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, Maryland
November 5, 2010